SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549


                        -----------------


                            FORM 8-K


                         CURRENT REPORT



             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


                        December 19, 1994
                (Date of earliest event reported)


                        STOKELY USA, INC.
     (Exact name of registrant as specified in its charter)


                   Commission File No. 0-13943




      Wisconsin                                  39-0513230
(State or other jurisdiction                 (I.R.S. Employer
 of incorporation)                            Identification No.)



     1055 Corporate Center Drive
     Oconomowoc, Wisconsin                         53066
(Address of principal executive offices)         (Zip Code)




                         (414) 569-1800
      (Registrant's telephone number, including area code)

ITEM 5. OTHER EVENTS
        ------------

       Stokely USA, Inc. issued a press release on December 19, 1994, announcing that unanticipated and significant price cuts by competitors late in the current quarter will have a substantial negative impact on Stokely USA, Inc.'s fiscal third quarter results. The Company currently anticipates that its net income for the third quarter ending December 31, 1994 will be approximately $.10 per share, compared to last year's third quarter net income of $.03 per share and net income of $.40 per share for the most recent quarter ended September 30,1994. Selling prices during the October-November time period were relatively stable and the Company believes these selling prices had adjusted to industry inventory position's following this summer's processing season. Recent intra-company transactions and inquiries for certain canned products would indicate that overall inventories are not burdensome. However, some key industry participants in the canned market recently have elected to reduce prices further. While there does not appear to be a fundamental industry inventory related basis for this action, a situation specific need on the part of certain industry participants to liquidate inventory early may be the cause.

       Because the vegetable processing industry is extremely competitive and price sensitive, industry participants typically must meet lowering prices in the market or risk substantial loss of market share. Therefore, the Company, as well as other industry participants have responded to the new competitive conditions resulting in a general market decline in prices for certain canned products. The price decline will have a significant negative impact on the Company's anticipated results for the third quarter ending December 31, 1994. Should current pricing persist, the Company's fourth quarter ending March 31, 1995, will also be negatively impacted. In addition, the Company's sales volume also is experiencing a moderate decline from expected levels in the third quarter, primarily as a result of the Company's disciplined response to recent price declines and a continuing delay in receiving labels from private label customers as a result of new labeling requirements.



ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION
         AND EXHIBITS.
         ------------

       Not Applicable

                           SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 STOKELY USA, INC.



Date:                            By:
     --------------------            ----------------------------
                                     Stephen W. Theobald
                                     Vice Chairman